Code of Ethics with Insider Trading Policy

Long Short Advisors, LLC (the "Firm") LS Opportunity Fund (the "Fund")

Amended and Restated March 31, 2019

1.1	OVERVIEW

This Code of Ethics (the “Code”) has been adopted by the Firm, as the investment advisor to, among others, the Fund, in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act).

The Investment Company Act of 1940 prohibits the Firm and its employees, in connection with the purchase and sale, directly or indirectly, of a security held or to be acquired by the Fund to a) employ any device, scheme or artifice to defraud the Fund; b) make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or d) engage in any manipulative practice with respect to the Fund.

Our Code is also based on the principle that every director, officer and employee, or outsourced Supervised Person of the Firm, designated as an Access Person, is to place the interests of all clients of the firm before his or her own personal interests at all times. Each director, officer, employee, and outsourced third party service provider covered by this Code is to avoid any actual or potential conflicts of interest with the Firm and must comply with the provisions of the Code in all personal securities transactions.

Questions concerning this Code should be directed to the Chief Compliance Officer of the Firm.

1.2	DEFINITIONS

“Access Person” means:

The Firm considers certain full-time employees of the Firm who, have routine access in advance of non-public information regarding the investment decisions, recommendations, or knowledge of portfolio holdings or potential portfolio holdings of any Firm client, to be an Access Person. Any other full-time, part-time, temporary, intern, contract person, or other outsourced third-party service provider who performs administrative or non-investment function for the Firm and who does not have routine access in advance of non-public information regarding the investment decisions, recommendations, or knowledge of the potential portfolio holdings of any Firm client, will not be considered to be an Access Person.

An Access Person may include any outsourced third-party service provider who, other than not being employed by the Firm, meets the criteria of being an Access Person. Those individuals will be subject to the Code and their compliance with the Code is the responsibility of the Firm.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account:

(i)	Of any family member of the Access Person;

(ii)	For which the Access Person acts as a custodian, trustee or other fiduciary;

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(iii)	Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

(iv)	Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in Rule 16a-1(a) (2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

(i)	That person’s spouse or minor child who resides in the same household;

(ii)	Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;

(iii)	Any relative dependent on the Access Person for financial support; and

(iv)	Any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

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“Material Non-Public Information”

(i)	Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

(ii)	Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code of Ethics, but does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by open-end Funds (as defined in Rule 17J-1 (a)(5) of the Investment Company Act).

“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are client’s of the Firm, or whose senior management are clients of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

1.3	PERSONAL SECURITIES TRADING POLICY

Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

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If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Associated Person:

●	while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

●	shall disclose material nonpublic information about a company to any person except for lawful purposes; or

●	may purchase any Restricted Securities, as for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the CCO.

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the CCO.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the CCO.

1.4	REPORTING REQUIREMENTS

An Access Person must submit to the CCO, on forms designated by the CCO, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

●	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

●	The date the report is being submitted by the Access Person.

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Quarterly Transaction Reports

Reportable Securities

Not later than 30 days after the end of each calendar quarter, a Transactions Report for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

●	The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

●	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the report is being submitted by the Access Person.

Accounts Established

Additionally, each Access Person shall include on the Transactions Report a list of any account established in which Securities were held during the quarter for the Beneficial Ownership of the Access Person. Such list shall include:

●	The name of the broker, dealer or bank with whom the Acesss Person established the account;

●	The date the account was established; and

●	The date that the report was submitted by the Access Person

Annual Holdings Reports

At least once each twelve (12) month period by a date specified by the CCO, a Certification and Holdings Report with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

●	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

●	The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements

An Access Person need not submit:

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●	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;

●	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

●	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

Annual Certification of Compliance

Each Access Person must submit annually, a Certification and Holdings Report by a date specified by the CCO, that the Access Person:

●	Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code;

●	Has complied with all the requirements of this Code of Ethics; and

●	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

1.5	CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the CCO. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons' Reports

All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code of Ethics, information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

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1.6	REVIEW AND SUPERVISORY REPORTING

Identifying and Notifying Access Persons

The CCO will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

Providing Information to Access Persons

The CCO will provide advice, with the assistance of counsel, about the interpretation of this Code of Ethics.

Revising the Restricted Securities List

The CCO shall ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports

The CCO will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code of Ethics.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code of Ethics including:

●	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

●	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

●	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;

●	A record of each Access Person report described in the Code of Ethics;

●	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

●	A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the CCO

The CCO must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The CEO or his or her designee shall be responsible for all of the duties other wise performed by the CCO with regard to ensuring the compliance of the CCO.

1.7	STANDARDS OF CONDUCT

The Firm believes all its Supervised Persons, as fiduciaries, have a duty of utmost good faith to act solely in the best interests of the Firm's clients. The Firm's fiduciary duty compels all its Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code, and represents the Firm's core expectations related to any activities of its Supervised Persons.

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Personal Conduct

1.	Giving or Receiving Gifts or Entertainment

No employee, director or officer may give or receive any single gift or entertainment with a value of more than $500.00 to or from any person that does business with or on behalf of the Firm without specific approval in advance by the Firm CCO.

If any single instance of providing or receiving a gift or entertainment in excess of the$500.00 threshold occurs, a written report must be provided to the CCO or his/her designated person for approval in advance detailing the provider/recipient of the gift or entertainment and the nature and value of the gift or entertainment. The report must be signed by the Firm provider/recipient and the CCO, and the report will include an attestation that indicates that the provider/recipient is in no way obligated nor have they committed the Firm to any activity which would cause the individual or firm to be out of compliance with the Code.

2.	Charitable Contributions

All charitable contributions in excess of $500.00 made by the Firm to any charitable organization, including those requested by a client of the Firm, must be approved in advance by the Firm's CCO. No charitable contribution can be made payable directly to a client of the Firm.

3.	Service as Director for an Outside Company

Advisory Persons may not serve on the Board of Directors of a publicly traded company without the prior written approval of the Firm's CCO. Such approval shall be based upon the finding by the CCO that such service shall not be likely to result in a conflict of interest with the Firm and the person.

1.8	CERTIFICATIONS

Each Access Person will provide written certification initially upon receiving the Code, and then again at any point in the future if the Code is updated and contains any material changes.

1.9	REPORTING VIOLATIONS

The Firm takes the potential for conflicts of interest caused by personal investing very seriously. Accordingly, persons that become aware of a violation of the Code are required to promptly report such violation to the CCO, or in the event the violation involves the CCO, to the President of the Firm. Any person who seeks to retaliate against a person who reports a Code violation shall be subject to sanctions.

1.10	SANCTIONS

The Firm's management may impose sanctions as it deems appropriate upon any person who violates the Code. In addition, the Firm's management may impose sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with the Code, is a part of a plan or scheme to evade the provisions of the Code. Sanctions may include, but are not limited to, a letter of censure, suspension of employment, termination of employment, fines, and disgorgement of profits from prohibited or restricted transactions.

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